UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

PETROSONIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53881	98-0585718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 300, 714 – 1st Street SE, Calgary, AB, Canada, T2G 2G8

(Address of Principal Executive Offices)

(403) 708-7869

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

Executive Employment Agreement

On March 11, 2013, the Board of Directors of Petrosonic Energy, Inc. (the “Company”) approved an employment agreement with Mr. Art Agolli. The effective date of the agreement is January 1, 2013 and the agreement will terminate on January 1, 2015, unless earlier terminated or extended by its terms. Following the initial term, the Company and Mr. Agolli may renew the agreement for successive periods of two years.

Mr. Agolli’s annual base salary during the term will be $350,000 and will be subject to annual cost of living increases on January 1st of each year. Mr. Agolli is also entitled to participate in any employee benefit programs adopted by the Company, and at the Company’s expense will be provided with medical and dental benefits for him, his spouse and his children, disability insurance to replace at least 60% of his annual salary and a term life insurance policy in the amount of $1,750,000, the beneficiary to be appointed by Mr. Agolli. Mr. Agolli will also receive a car allowance of $500 per month. Within 30 days following each one-year anniversary of the effective date of the agreement, Mr. Agolli will receive an option to purchase shares of the Company’s common stock in an amount to be determined by the board and its committee responsible for compensation matters as then constituted.

The agreement may be terminated for cause by the Company, or without cause in the case of death, disability (with thirty days’ prior notice), or election by either party (with thirty days’ prior notice). If Mr. Agolli’s employment is terminated without cause, Mr. Agolli will receive accrued but unpaid salary plus the value of accrued but unused vacation, accrued but unpaid bonuses, and applicable reimbursement of business expenses, except that in the event of a termination without cause by the Company, he shall also receive the foregoing plus a severance equal to the greater of (i) the salary that would be due if employment had not been terminated and (ii) 24 months of annual base salary, in addition to twelve months of employee benefits coverage.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the rights and obligations thereunder and is qualified in its entirety by reference to the Employment Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Executive Employment Agreement – Art Agolli

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSONIC ENERGY, INC.

/s/ Art Agolli
Art Agolli President, Chief Executive Officer

Dated: March 13, 2013

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